Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Cornerstone Therapeutics Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cornerstone Therapeutics Inc. on Form S-8 (File No. 333-119409, effective September 30, 2004, File No. 333-125892, effective June 17, 2005, File No. 333-131037, effective January 13, 2006, File No. 333-133867, effective May 5, 2006, File No. 333-156293, effective December 19, 2008, File No. 333-161326, effective August 13, 2009 and File No. 333-168542, effective August 5, 2010) and Form S-3 (File No. 333-166770, effective May 18, 2011).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 14, 2013